2ND REQUEST
URGENT PROXY INFORMATION. . .
PLEASE CAST YOUR VOTE NOW!

Dear Shareholder:

Several weeks ago, we mailed you proxy information so that you could vote on important proposals which affect your Fidelity Advisor Strategic Opportunities Fund. This information described each proposal and asked for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY
BE.

I am writing to remind you that your participation is extremely important. The June 16, 1999 shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote on the enclosed proxy card. Shareholders who hold more than one account in the fund will receive a separate card for each account and should vote each card.

VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.

TO VOTE BY MAIL

Please mail your SIGNED proxy card in the postage-paid envelope right away no matter how many shares of the fund you own.

TO VOTE BY FAX

Please fax the front and back of your SIGNED proxy card to our proxy tabulator at

1-888-451-8683

If you have already voted, thank you for your response. If you have any further questions, please call Fidelity at 1-800-522-7297. Thank you.

Sincerely,

Edward C. Johnson 3d
Chairman and Chief Executive officer

3RD REQUEST
URGENT PROXY INFORMATION. . .
PLEASE CAST YOUR VOTE NOW!

URGENT REMINDER! THE SPECIAL SHAREHOLDER MEETING FOR FIDELITY ADVISOR STRATEGIC OPPORTUNITIES FUND SCHEDULED FOR JUNE 16, 1999 IS IN DANGER OF BEING ADJOURNED DUE TO LACK OF VOTER PARTICIPATION!

Dear Shareholder:

Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund. This information described the proposals and asked for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY
BE.

The shareholder meeting cannot be held until we receive a majority of the votes. If you have not done so already, please cast your vote today.

To facilitate receiving your voted proxy as quickly as possible, we have instructed our independent proxy tabulator to forward the enclosed proxy material to you by overnight delivery. The attached Federal Express envelope addressed to the proxy tabulator has been provided to speed the return of your signed proxy. To use this return envelope, simply call Federal Express at 800-238-5355. Federal Express will pick up the envelope at your location. There is no charge to you for sending the overnight package.

To cast your ballot, simply record your vote on the enclosed proxy card. You can mail your signed proxy card in the Federal Express envelope provided, or fax both the FRONT and BACK of your signed proxy card to 888-451-8683. Be sure to sign the card before mailing it in the envelope provided, or faxing it to the number above. You also have the option of voting your shares by calling toll-free at 800-848-3155.

REMEMBER, VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.

Please accept our thanks in advance for your cooperation and prompt attention to this matter.

Sincerely,

Edward C. Johnson 3d
Chairman and Chief Executive officer